CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 44 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 11, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Bailard Cognitive Value Fund, Bailard Enhanced Growth Fund, Bailard International Equity Fund, and Bailard Bond Opportunity Fund (constituting Bailard Opportunity Fund Group, Inc.,) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and “Other Services" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Francisco, California
January 25, 2006